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Exhibit 10.31

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

DISTRIBUTOR AGREEMENT

BY AND BETWEEN

TEKBILT, INC.

AND

PDS GAMING CORPORATION

THIS AGREEMENT ("Agreement") is made as of the Effective Date set forth below between TEKBILT, INC., a Pennsylvania corporation and its affiliates, successors and assigns (collectively "TEKBILT"), and PDS Gaming Corporation, a Minnesota corporation and its affiliates, subsidiaries, successors and assigns (collectively "Distributor").

1.    CERTAIN DEFINITIONS

        1.1.    Affiliate.    "Affiliate" means a Person (legal or natural) that controls, is under common control with, or is controlled by a Person, whether through one or more intermediaries; "control" means the possession of the power to direct or cause the direction of management and policies of a Person, whether by ownership, contract or otherwise.

        1.2.    Best Efforts.    "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person intended by this Agreement.

        1.3.    Effective Date.    "Effective Date" means the date set forth on the signature page of this Agreement.

        1.4.    End User.    "End User" shall mean a purchaser of the Products who acquires such products for personal or ordinary business usage and not with intent to distribute or resell.

        1.5.    Hardware & Software.    This shall mean TEKBILT's hardware and software products listed in Exhibit A.

        1.6.    Knowledge.

          1.6.1.    An individual will be deemed to have "knowledge" of a particular fact or matter if (i) such individual is actually aware of such fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

          1.6.2.    A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or matter.

        1.7    Person.    "Person" means any individual, Corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

        1.8    Price List.    "Price List" means the TEKBILT's Price List in effect at the time, in the form of Exhibit A attached hereto, as may be modified from time to time.

        1.9    Products.    "Products" shall be the collective term for the Hardware and Software available for distribution by Distributor under this Agreement, which is more described on the attached Exhibit A.

        1.10    Proprietary Rights.    "Proprietary Rights" means all patent rights, patent applications, rights to apply for patents, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations, related goodwill and confidential and proprietary information worldwide.

2.    TERM

        SUBJECT TO SECTION 19.1 OF THIS AGREEMENT, THE TERM OF THIS AGREEMENT WILL COMMENCE ON THE EFFECTIVE DATE AND, UNLESS EARLIER TERMINATED AS PROVIDED BELOW, WILL CONTINUE FOR A PERIOD OF FIVE (5) YEARS AFTER THE EFFECTIVE DATE (THE "INITIAL TERM"). THEREAFTER, THIS AGREEMENT SHALL BE AUTOMATICALLY RENEWED ON ITS ANNIVERSARY DATES FOR SUCCESSIVE ONE (1) YEAR TERMS, UNLESS EITHER PARTY GIVES THE OTHER SIXTY (60) DAYS PRIOR WRITTEN NOTICE OF ITS INTENT TO TERMINATE OR UNLESS EARLIER TERMINATED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT CONCERNING EARLIER TERMINATION.

3.    ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND COVENANTS

        3.1.    Acknowledgment of Gaming Regulations.

          3.1.1.    Distributor acknowledges that TEKBILT has been granted licenses, approvals and certificates (collectively "Licenses") by various gaming and other regulatory agencies (singularly "Regulatory Agency") to conduct various businesses and that TEKBILT has applied, and may in the future apply, for licenses ("Applications") to conduct various businesses in other jurisdictions. Distributor acknowledges that such jurisdictions are highly regulated by their respective Regulatory Agency and that the laws of these jurisdictions may require TEKBILT to disclose private or otherwise confidential information about Distributor and its principals, owners, officers, directors, lenders and affiliates (collectively, the "Principals"). TEKBILT is authorized to disclose only such information as may be required by the Regulatory Agency.

          3.1.2.    TEKBILT acknowledges that Distributor has also been granted Licenses by the Regulatory Agency to conduct various businesses and that the Distributor has applied, and may in the future make Applications to conduct various businesses in other jurisdictions. TEKBILT acknowledges that such jurisdictions are highly regulated by their respective Regulatory Agency and that the laws of these jurisdictions may require the Distributor to disclose private or otherwise confidential information about TEKBILT and its Principals. Distributor warrants that it is licensed most of the major jurisdictions within the Territory as necessary to carry out the terms of this Agreement and will only conduct the business contemplated under this Agreement where Distributor is appropriately licensed. Distributor is authorized to disclose only such information as may be required by the Regulatory Agency.

        3.2.    Acknowledgment of and Covenant to Provide Information.

          3.2.1.    Distributor and its Principals acknowledge and agree that TEKBILT may make any disclosures required pursuant to Section 3.1. In addition, Distributor agrees to supply, and the extent reasonably possible, cause its Principals to supply information and execute any documents or applications, which TEKBILT or any Regulatory Agency may reasonably request. Distributor and its Principals will provide such information to such Regulatory Agency within the timeframe established by TEKBILT in its reasonable discretion, or by the Regulatory Agency, and TEKBILT will be provided copies of all documents or information that Distributor and/or its Principals provide to the requesting Regulatory Agency. TEKBILT agrees to notify Distributor of any request by any Regulatory Agency within one business day after receipt of such request. Additionally, to assure compliance with a Regulatory Agency's requirements, TEKBILT or a Regulatory Agency may request certain information of Distributor's lenders. While Distributor does not have the authority to direct its lenders' compliance with such a request and Distributor's lenders may refuse to provide the information requested by the Regulatory Agency, such refusal shall not be a violation of this Agreement. If Distributor's lenders do refuse to provide the requested information, Distributor shall exercise its Best Efforts to effect a lender/borrower relationship with lenders, which will include cooperation with the information requests.

          3.2.2.    TEKBILT and its Principals acknowledge and agree that Distributor may make any disclosures required pursuant to Section 3.1.2. In addition, TEKBILT agrees to supply, and the extent reasonably possible, cause its Principals to supply information and execute any documents or applications, which Distributor or any Regulatory Agency may reasonably request. TEKBILT and its Principals will provide such information to such Regulatory Agency within the timeframe established by Distributor in its reasonable discretion, or by the Regulatory Agency, and Distributor will be provided copies of all documents or information that TEKBILT and/or its Principals provide to the requesting Regulatory Agency. Distributor agrees to notify TEKBILT of any request by any Regulatory Agency within one business day after receipt of such request. Additionally, to assure compliance with a Regulatory Agency's requirements, Distributor or a Regulatory Agency may request certain information of TEKBILT's lenders. While TEKBILT does not have the authority to direct its lenders' compliance with such a request and TEKBILT's lenders may refuse to provide the information requested by the Regulatory Agency, such refusal shall not be a violation of this Agreement. If TEKBILT's lenders do refuse to provide the requested information, TEKBILT shall exercise its Best Efforts to effect a lender/borrower relationship with lenders, which will include cooperation with the information requests.

        3.3.    Negative Affects on Licenses or Applications.    Neither party nor any of its Principals shall knowingly directly or indirectly, do, or cause to be done, any act or omission which it or they have knowledge would be likely to negatively affect any License or Application or subject the other party to any form of disciplinary action.

        3.4.    TEKBILT's Termination Due to Regulatory Related Issues.    Distributor acknowledges and agrees that this Agreement and all related agreements and understandings, if any, may be terminated immediately by TEKBILT without any liability to Distributor if:

          3.4.1.    Distributor and/or any of its Principals fails to provide a Regulatory Agency or TEKBILT (for purposes of submission of such information to the Regulatory Agency) the information or disclosure set forth in Sections 3.1 and 3.2 in a timely, complete or accurate manner within thirty (30) days of such deficiency (or less time where reasonable);

          3.4.2.    Distributor and/or any of its Principals is required to be licensed, qualified or found suitable by any Regulatory Authority and is denied such status after final determination by such Regulatory Agency or appellate authority, if any appeal is taken, and fails to cure such denial within 60 days after the final determination of denial is made;

          3.4.3.    Distributor and/or any of its Principals is informed, or otherwise learns, based, in whole or in part, on (i) Distributor or its Principals, (ii) this Agreement, (iii) any related agreements or understandings, if any, or (iv) the transactions contemplated hereby that any Regulatory Agency is more likely than not to (a) fail to license, approve and/or renew the ownership or operation of any of Distributor's business(es), (b) fail to grant or renew any required or requested License or Application, (c) grant and/or renew any required or requested License or Application upon terms and conditions which are in TEKBILT's reasonable discretion unacceptable to TEKBILT, (d) unreasonably delay any License or Application sought by TEKBILT, (e) revoke and/or condition any License or Application, or (f) discipline, in any manner, TEKBILT.

          3.4.4.    Notwithstanding the preceding sentence, Distributor, where reasonable, will have thirty (30) days to contest any such Regulatory Agency's determination or prospective determination, cure any deficiency or appeal any declination referenced in this Section 3.4, and further, TEKBILT shall exercise Best Efforts to keep Distributor reasonably informed of any administrative actions which may be affected by Distributor and/or its Principals, and Distributor shall have the right to make reasonable objections through administrative or other legal process (prosecuted with Best Efforts to conclude as soon as reasonably possible) with respect to this section 3.4 prior to performing its obligation to provide any information that Distributor reasonably determines is among its Proprietary Rights, the disclosure of which would materially and adversely affect its business.

        3.5.    Distributor's Termination Due to Regulatory Related Issues.    TEKBILT acknowledges and agrees that this Agreement and all related agreements and understandings, if any, may be terminated immediately by Distributor without any liability to TEKBILT if:

          3.5.1.    TEKBILT and/or any of its Principals fails to provide a Regulatory Agency or Distributor (for purposes of submission of such information to the Regulatory Agency) the information or disclosure set forth in Sections 3.1.2 and 3.2.2 in a timely, complete or accurate manner within thirty (30) days of such deficiency (or less time where reasonable);

          3.5.2.    TEKBILT and/or any of its Principals is required to be licensed, qualified or found suitable by any Regulatory Authority, is denied such status after final determination by such Regulatory Agency or appellate authority, if any appeal is taken, and fails to cure such denial within sixty (60) days after the final determination of denial is made;

          3.1.1.    TEKBILT and/or any of its Principals is informed, or otherwise learns, based, in whole or in part, on (i) TEKBILT or its Principals, (ii) this Agreement, (iii) any related agreements or understandings, if any, or (iv) the transactions contemplated hereby that any Regulatory Agency is more likely than not to (a) fail to license, approve and/or renew the ownership or operation of any of Distributor's business(es), (b) fail to grant or renew any required or requested License or Application, (c) grant and/or renew any required or requested License or Application upon terms and conditions which are in Distributor's reasonable discretion unacceptable to Distributor, (d) unreasonably delay any License or Application sought by Distributor, (e) revoke and/or condition any License or Application or (f) discipline, in any manner, Distributor.

          3.5.3.    Notwithstanding the preceding sections of this Section 3.5, TEKBILT, where reasonable, will have thirty (30) days to contest any such Regulatory Agency's determination or prospective determination, cure any deficiency or appeal any declination referenced in this Section 3.5, and further, Distributor shall exercise Best Efforts to keep TEKBILT reasonably informed of any administrative actions which may be affected by TEKBILT and/or its Principals and TEKBILT shall have the right to make reasonable objections through administrative or other legal process (prosecuted with Best Efforts to conclude as soon as reasonable possible) with respect to this section 3.5 prior to performing its obligation to provide any information that

  TEKBILT reasonably determines is within its Proprietary Rights and, if disclosed, would materially and adversely affect its business.

4.    SCOPE OF RIGHTS AND RESPONSIBILITIES

        4.1.    Appointment of Distributor and Distributor Certification.    Subject to the terms and conditions set forth herein, TEKBILT hereby appoints Distributor as the exclusive distributor of the Products to End Users in the Territory (as identified on Exhibit B), and Distributor hereby accepts such exclusive appointment. Distributor shall distribute the Products solely in the form obtained from TEKBILT. Distributor certifies that it maintains sufficient facilities and experienced personnel necessary to distribute the Products to End Users. Distributor agrees to comply with the following conditions:

          4.1.1.    Employ Products sales staff and pursue aggressive sales policies and procedures to realize the maximum sales potential for the Products in the Territory;

          4.1.2.    Employ support staff, who have received training about TEKBILT Products, available full time to provide sales and customer support;

          4.1.3.    Support and demonstrate TEKBILT Products; and

          4.1.4.    Conduct appropriate and adequate End User operational and technical training.

        4.2.    Territorial Responsibility.

          4.2.1.    Distributor will conduct an active marketing campaign and use its best efforts to promote the Products in the Territory.

          4.2.2.    Subject to the conditions of Exhibit B, Distributor shall not market or ship the Products outside the Territory without the prior written consent of TEKBILT.

          4.2.3.    Mutual No Conflict of Interest. Immediately prior to the execution of this Agreement, Distributor shall supply TEKBILT, and TEKBILT shall supply Distributor, with a confidential list of companies and products that each currently represents and shall notify the other in writing of any new companies and products at such times as its promotion of those new companies and products commences. At all times this information shall be considered proprietary in nature and held in the strictest confidence by Distributor and TEKBILT. Distributor and TEKBILT mutually agree not to contact, directly or indirectly, any companies disclosed under this provision 4.3 regarding the other's business arrangements, dealings, products or services without the express prior written permission of the other. Distributor and TEKBILT mutually agree to notify the other if any of the disclosed companies contacts the other with respect to any products then being represented or promoted, or being both represented and promoted, by the other, and both parties mutually agree not to undercut either party's efforts to perform its obligations under the terms and conditions of this Agreement.

5.    AGREEMENT TO PURCHASE AND DISTRIBUTE

        TEKBILT will sell to Distributor and Distributor will purchase from TEKBILT the Products for resale in accordance with Exhibit A according to the terms and conditions of this Agreement. Products listed on Exhibit A may be changed, deleted or added by TEKBILT, in its reasonable discretion, provided that TEKBILT gives sixty (60) days' prior written notice to Distributor. TEKBILT will provide Distributor with an updated Exhibit A, which the parties agree will be incorporated from time to time into this Agreement. TEKBILT shall be under no obligation to continue the production of any Product except as provided herein. TEKBILT reserves the right to modify, alter, improve, charge or discontinue any or all of the Products covered by this Agreement with sixty (60) days written notice to Distributor. TEKBILT will, however, make commercially reasonable efforts to provide such notice in advance. Upon the aforesaid written notice, Distributor shall have no claims against TEKBILT for failure to furnish Products of a previous design and TEKBILT shall have no obligation to Distributor to furnish such Products. If, however, TEKBILT does discontinue any or all of the Products, then upon Distributor's reasonable request TEKBILT shall make available to Distributor the Proprietary Information necessary for Distributor to service the discontinued Products for Distributor's customers.

6.    PRICE

        6.1.    Prices And Quantity Discounts.    Prices for all Products will be as set forth in the then-current Exhibit A. Distributor is free to establish its own resale prices taking into account TEKBILT's "Manufactured Suggested Retail Prices," as more particularly set forth on Exhibit A. Distributor is also free to lease, rent and/or place the Products on a participation basis, in its sole discretion.

        6.2.    Price Changes.

          6.2.1.    Price Increases.    TEKBILT reserves the right to increase the price of any or all of the items on Exhibit A ("Products") for any Product upon sixty (60) days' prior written notice to Distributor. No increase will apply to items for which Firm Orders (as defined in Section 8.1) are accepted by TEKBILT before the effective date of the change, provided, however that any order not rejected by TEKBILT within ten (10) days from receipt of a purchase order will be deemed accepted.

          6.2.2.    Price Decreases.    Decreases to the price for any or all of the Products will be effective immediately upon date of notification from TEKBILT to Distributor. Distributor will have the benefit of any reduction in the prices of Products for Firm Orders accepted but not shipped before the effective date of the reduction. TEKBILT shall promptly grant Distributor a corresponding price reduction or account credit, discounted in accordance with the discount in effect on the date of shipment ("Adjustment") against further Product purchases, on any affected Product in unopened packages in Distributor's inventories on the effective date of the price reduction and which had been shipped to Distributor within ninety (90) days of the price decrease and paid for in accordance with Paragraph 8 ("Payment"). Distributor may remit any balance due on such inventory in order to qualify the inventory for an Adjustment. TEKBILT's notice to Distributor shall describe the appropriate documentation required by TEKBILT to process the Adjustment. To obtain an Adjustment under this section, Distributor must provide such appropriate documentation to TEKBILT within fifteen (15) days of the notification of the price decrease.

7.    TAXES

        In addition to any other payments due under this Agreement, Distributor agrees to pay, and to indemnify and hold TEKBILT harmless, subject to Article 16 below, from, any sales, use, excise, import or export, value added or similar tax or duty not based on TEKBILT's net income, including penalties and interest, and all government permit or license fees and all customs and similar fees levied upon the delivery of the Products and other deliverables or services, which TEKBILT may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items (hereinafter "Taxes"). The preceding sentence, however, does not contemplate Distributor's indemnity of TEKBILT for any charges TEKBILT incurs to be licensed to sell Products to Distributor or to enable Distributor to sell Product to End-users for use in the Territory. Upon request by TEKBILT, Distributor agrees to furnish TEKBILT with official receipts and other evidence to establish that such Tax has been paid for the account of TEKBILT. If a resale certificate or other certificate or document of exemption is required in order to exempt the distribution or licensing of the Products from any such liability, Distributor will promptly furnish such certificate or document to TEKBILT.

8.    PAYMENT

        8.1.    Payment Terms.    TEKBILT will invoice Distributor for the purchase price of the Products as follows:

          8.1.1.    For the first one hundred (100) Products ordered by Distributor from TEKBILT ("First Group Products"), fifty percent (50%) of the amount due for the First Group Products upon receipt of Distributor's order and the remaining fifty percent (50%) of the amount due for the First Group Products prior to shipment of the First Group Products by TEKBILT to Distributor;

          8.1.2.    For the next five hundred (500) Products ordered by Distributor from TEKBILT ("Second Group Products"), fifty percent (50%) of the amount due for the Second Group Products upon receipt of Distributor's order and the remaining fifty percent (50%) of the amount due for the Second Group Products within ten (10) days after shipment of the Second Group Products by TEKBILT to Distributor, except that one (1) Product out of every six (6) Products ordered will be utilized for trial or demonstration purposes and will be paid for at fifty percent (50%) upon receipt of Distributor's order and the remaining fifty percent (50%) within sixty-five days after shipment;

          8.1.3.    For all Products ordered by Distributor from TEKBILT after the first six hundred (600) Products are ordered by Distributor from TEKBILT ("Third Group Products"), fifty percent (50%) of the amount due for all Third Group Products upon receipt of Distributor's order and the remaining fifty percent (50%) of the amount due for all Third Group Products within thirty (30) days after shipment of the Third Group Products by TEKBILT to Distributor, except that one (1) Product out of every six (6) Products ordered will be utilized for trial or demonstration purposes and will be paid for at fifty percent (50%) upon receipt of Distributor's order and the remaining fifty percent (50%) within sixty-five days after shipment;

          8.1.4.    Each shipment will be invoiced and paid for when due without regard to other scheduled deliveries. All such invoices will be due and payable by wire to TEKBILT's account as directed to distributor from time to time in United States dollars. TEKBILT reserves the right in its reasonable discretion to terminate or modify the terms of credit payments.

        8.2.    Late Payment Charges.    Any late payment by Distributor will be subject to a late payment charge from the date due until paid in full at a floating rate equal at all times to two percent (2%) over the per annum prime reference rate of interest as published in the Wall Street Journal Money Rates Section, effective on the date the payment is due and adjusted on the date any change in rate is published from time to time.

9.    ORDERS

        9.1.    FORM OF ORDERS.    DISTRIBUTOR WILL PURCHASE PRODUCTS FROM TEKBILT BY THE ISSUANCE OF FIRM WRITTEN PURCHASE ORDERS ("FIRM ORDERS"), WHICH SHALL INCLUDE A CONFIGURATION SHEET SPECIFYING THE QUANTITY OF EACH ITEM OF HARDWARE AND SOFTWARE ORDERED AND THE RELEASE DATE OR DATES FOR SHIPMENT THEREOF. PURCHASE ORDERS WILL SPECIFY RELEASE DATES NOT LESS THAN SIXTY (60) DAYS AFTER RECEIPT OF THE FIRM ORDER NOR MORE THAN THREE HUNDRED SIXTY (360) DAYS AFTER RECEIPT OF THE FIRM ORDER UNLESS SPECIFICALLY AGREED TO BY TEKBILT. EACH PURCHASE ORDER ISSUED UNDER THIS AGREEMENT WILL BEAR THE FOLLOWING STATEMENT:

      This Purchase Order is placed pursuant to the Distributor Agreement between TEKBILT and PDS effective January 1, 2002.

All purchase orders are subject to acknowledgment and acceptance by TEKBILT at its home office provided that any order not rejected by TEKBILT within ten (10) days after receipt of such purchase order will be deemed accepted. None of the preprinted terms or conditions of any purchase order will amend or supplement this Agreement even if accepted by TEKBILT. TEKBILT's acknowledgment will indicate Delivery Date.

        9.2.    Cancellation Policy.    Acknowledged Orders made may not be canceled unless default occurs by TEKBILT.

10.  SHIPMENT

        10.1.    Delivery Date.    TEKBILT will use Best Efforts to ship the Products at the times requested in Firm Orders which are acknowledged and accepted by TEKBILT, but TEKBILT shall not be liable for any damages to Distributor or to any other person for TEKBILT's failure to fill any orders, or for any delay in delivery or error in filling any orders for any reason whatsoever, whether or not the orders were accepted by TEKBILT, provided Best Efforts have been exercised.    In the event of shortages of labor, energy, components, raw materials or supplies or interruption of TEKBILT's production or shipment for reasons beyond TEKBILT's reasonable control, or if orders for the Products exceed TEKBILT's inventory or production capacity, TEKBILT shall allocate available inventory or production capacity on a basis TEKBILT deems equitable in its reasonable discretion. Without liability to any person and without prejudice to any other remedy, TEKBILT may withhold or delay shipment of any order if Distributor is late in payment or is otherwise in default under this Agreement.

        10.2.    Packaging and Shipment—Risk of Loss.    TEKBILT will package and ship all items subject to Firm Orders in TEKBILT's customary manner, which Distributor has observed and determined to be adequate on the date of the Agreement, but TEKBILT will provide special packaging at Distributor's written request and expense. All shipments will be from TEKBILT's shipping location in Philadelphia. Title to the Products will transfer to Distributor upon full payment to TEKBILT. The risk of loss of or damage to the Products ordered by Distributor will pass to Distributor upon TEKBILT's tender of delivery to the carrier for shipment. Subsequent loss or damage will not relieve Distributor of any obligation under this Agreement.

        10.3.    Shipment Expense.    Unless otherwise instructed in writing by Distributor, Distributor will select the carrier. Distributor will pay all costs of transportation, any insurance requested by Distributor, export and import fees, customs brokerage expenses and similar charges. Distributor at its expense will make and negotiate any claims against any carrier, insurer, customs broker, freight forwarder or customs collector. TEKBILT will cooperate in a reasonable manner with and assist Distributor in making such claims.

        10.4.    Inspection.    TEKBILT will perform the then-current versions of its standard quality assurance test at its plant with respect to all Products to be delivered under this Agreement prior to Shipment. TEKBILT will certify in writing that the Products satisfy the requirements of such tests and that the tests are designed to assure that the Products meet the applicable TEKBILT published specifications. Upon request, TEKBILT will deliver to Distributor a description of the then-current test procedures used to inspect and test the Products. Records of all quality assurance and inspection work performed by TEKBILT on such Products will be maintained and will be available to Distributor for a reasonable period of time after shipment.

11.  ACCEPTANCE AND WARRANTY

        11.1.    Acceptance.    Each Product shall be deemed accepted by Distributor unless notice of defect is received within thirty (30) days of Distributor's receipt thereof and the Product is returned to TEKBILT within forty-five (45) days of Distributor's receipt. In the event of discovery of a defective

Product, Distributor's sole and exclusive remedy shall be to exchange such Product for a new one of the same type.

        11.2.    Limited Warranty to Distributor.    For a period of One Hundred Eighty (180) days after shipment to Distributor at End-user's facility, TEKBILT warrants to Distributor that the Hardware Products will be free from defects in workmanship and materials, as of the date of delivery to Distributor. For a period of One Hundred Eighty (180) days after installation by Distributor at End-user's facility, TEKBILT warrants to Distributor that each Software Product will perform substantially in conformance with the applicable documentation for such Software Product and will be fit for use on or in Hardware as of the date of delivery. Unless Distributor and TEKBILT agree to a longer cure period, TEKBILT shall have no more than thirty (30) days from the date of notification to cure software malfunctions and agrees to use Best Efforts to effect such cure. The warranty provided herein does not cover the results of accident, abuse, neglect, vandalism, acts of God, use contrary to specifications or repair or modification by anyone other than TEKBILT or TEKBILT authorized personnel. TEKBILT also warrants its rights to sell the Hardware and Software for use as video gaming machines for use by Distributor's customers with respect to patents, copyrights, trademarks, trade names, or other Proprietary Information utilized in the products.

        11.3.    Warranty To Distributor Only.    TEKBILT warrants the Products TO DISTRIBUTOR ONLY pursuant to the terms and conditions of the warranty described in Paragraph 11.2 ("Limited Warranty to Distributor") and no warranty is extended to End Users by TEKBILT. Distributor shall be solely responsible for any warranty to, or claims by its Dealers or End Users. Notwithstanding the Limited Warranty to Distributor, TEKBILT hereby covenants and agrees to indemnify, save and hold Distributor, it's subsidiaries, affiliates, successors, and assigns, and their directors, officers, shareholders and employees, free, clear and harmless from and against any and all liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages, actions, suits, debts, judgments, claims, administration of claims, liens, demands and obligations of any and kind, nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated caused by, resulting from, or in any way connected with the malfunction of the Products.

        11.4.    Warranty Returns.    Distributor shall make appropriate arrangements with End Users to provide warranty and continuing warranty service for all Products, provided, however that Distributor may, but is not required to provide warranty or service upon different terms than Distributor receives from TEKBILT. If a Product qualifies for warranty service under the Limited Warranty to Distributor, Distributor will return the Product to TEKBILT for repair or replacement by TEKBILT. Distributor must first obtain a RMA number from TEKBILT. At Distributor's cost, the entire contents of the defective Product must be returned to TEKBILT, in accordance with TEKBILT's shipping instructions, within thirty (30) days of Distributor's receipt from the customer. TEKBILT's sole responsibility under this limited warranty will be to (i) repair the Hardware Product or provide a correction or workaround for a Software Product, (ii) replace the Hardware Product or Software Product on a unit-for-unit basis or (iii) provide a credit toward future purchases of the same Product. Such repair/correction or replacement by TEKBILT is Distributor's sole and exclusive remedy for a breach of the Limited Warranty to Distributor. Standard return freight costs will be paid by TEKBILT. All replaced Products will become TEKBILT's property. This warranty does not cover the results of accident, abuse, neglect, vandalism, acts of God, use contrary to specifications or repair or modification by anyone other than TEKBILT or TEKBILT authorized personnel.

        11.5.    Disclaimer.    The hold percentages, hit frequencies and hit percentages, explicitly or implicitly presented, represent only long-term statistical probabilities of game play and game outcome. TEKBILT does not represent or warrant that its Products will achieve these or any other percentages or frequencies once installed and in actual use. EXCEPT AS EXPRESSLY STATED IN PARAGRAPH 11.2 ("LIMITED WARRANTY TO DISTRIBUTOR"), TEKBILT DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, ON PRODUCTS FURNISHED HEREUNDER, INCLUDING WITHOUT

LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. DISTRIBUTOR SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF TEKBILT. TEKBILT DOES NOT PROMISE THAT THE SOFTWARE IS ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION. IN NO EVENT SHALL TEKBILT BE LIABLE TO DISTRIBUTOR OR END- USERS FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR SIMILAR DAMAGES RESULTING FROM ANY ALLEGED BREACH OF WARRANTY.

        11.6.    Requests for Support Service.    Only Distributor's personnel will request support service, as arranged in accordance with Paragraph 12.2 ("Installation and Maintenance") from TEKBILT. TEKBILT will provide such support service only at TEKBILT's facility. Should Distributor's customers contact TEKBILT directly, TEKBILT will refer such customers to Distributor's local office. Names, addresses and phone numbers of authorized Distributor personnel and local offices in the Territory shall be provided to TEKBILT by Distributor for purposes of such referrals. Distributor's Sales Orders. Distributor agrees to include a Limitation of Liability on its form of sales order utilized with its customers for the Products, which will provide in substance that in no event is Distributor or TEKBILT liable for any incidental, consequential, indirect, special or punitive damages, including without limitation, loss of revenue or loss of business, resulting directly or indirectly from any malfunction of any of the Products.

12.  TRAINING, MAINTENANCE, AND MARKETING SUPPORT

        12.1.    Training.    Distributor agrees that qualified personnel will attend TEKBILT's training courses covering the following:

          12.1.1.    Sales and Marketing Product Training

          12.1.2.    Technical Training

          12.1.3.    Operational Training    (collectively, "Training")

          12.1.4.    Completion of Training.    Distributor shall cause all of its sales and technical support employees to successfully complete the appropriate Training courses described above within a reasonable period of time after the Effective Date. Courses will be held at times and locations announced by TEKBILT. Distributor acknowledges that Training may also be held at a geographically central location outside of Distributor's Territory. If no courses are scheduled within the time period required, the Distributor employee shall attend the next available course. Distributor shall pay all travel and living expenses of persons attending training course. Distributor may require at least one employee from each End User to complete successfully similar operations and technical training as described above, offered by Distributor.

        12.2.    Installation and Maintenance.    Distributor agrees to install and maintain the Products delivered to Distributor's customers during the term of this Agreement. Such maintenance shall include both warranty and continuing support service. Distributor agrees to subscribe to TEKBILT's then-current maintenance service and to provide Distributor's customers with engineering changes and enhancements to the Products in a timely manner. Distributor will train the End User Customers in use of the Products and operational adjustments. Distributor shall provide a level of product warranty and extended warranty support for its customers equivalent to that provided by TEKBILT to its customers during the term of this Agreement, including but not limited to a "hot-line" service during normal business hours for answering customer questions by telephone. Distributor shall employ persons specifically trained and able to answer Product questions. Such "hot-line" service shall be provided to all End Users in the Territory, whether such products were originally distributed by Distributor, TEKBILT or an earlier appointed distributor in the Territory. In-warranty "hot-line" services shall be provided by Distributor without charge (other than telephone charges) to the caller. Distributor, at its option, may offer extended warranty services at commercially reasonable prices appropriate for the Territory.

        12.3.    Spare Parts.    Distributor agrees to maintain on hand in inventory a reasonable quantity of spare 12.3. parts to adequately support the on-going volume of Hardware purchased by Distributor. Distributor shall be under no obligation to purchase the spare parts from TEKBILT, provided substitute parts meet the current factory minimum quality standards of TEKBILT. Provided Distributor is in conformance with this provision and Training and Installation and Maintenance, TEKBILT will use its Best Efforts to expedite the repair or replacement of any defective part of the Products purchased by Distributor and installed in the Territory.

        12.4.    Marketing by Distributor.    Distributor agrees that its marketing and advertising efforts will be of high quality and in good taste. Distributor agrees to use its Best Efforts to preserve the professional image and reputation of TEKBILT and the Products. To the extent permitted by applicable gaming laws, Distributor shall offer TEKBILT participation in End User mailings, promotional events, trade advertising, video presentations, trade shows and other mutually agreed upon programs as a priority vendor. To the extent permitted by applicable gaming laws, Distributor agrees to include in all such advertising all applicable copyright and trademark notices of TEKBILT as they appear on or in the Products. TEKBILT agrees to provide a reasonable amount of advertising material, sales literature, displays and demonstration models, at TEKBILT's then-current fee, if any, as requested by Distributor, for use in Distributor's efforts to market the Products. TEKBILT and Distributor agree to make appropriate arrangements to localize the aforementioned materials, and to enable Distributor to print localized versions of written materials. Distributor acknowledges that in all such cases, copyright to the localized version will be assigned to TEKBILT if permitted by applicable gaming laws. TEKBILT and Distributor each agree not to use the other party's name in any marketing or promotion materials or activities, including press releases or business and industry related announcements, without the written permission of the other party.

        12.5.    Technical Support by TEKBILT.    TEKBILT agrees to provide technical support to Distributor in cases involving extensive trouble-shooting or repairs or abnormal situations that Distributor cannot solve after "Best Effort" attempts. Such technical support shall include allowing Distributor access to TEKBILT's Customer Support Center (CSC) which will use commercially reasonable efforts to repair, correct or work around any technical problems by providing Distributor with telephone support including patches, corrective releases or other means reasonably determined by TEKBILT. Such technical support shall be provided to Distributor at TEKBILT's then-current, published time and materials rates, less ten percent (10%).

13.  DOCUMENTATION, ENGINEERING CHANGES AND ENHANCEMENTS

        13.1.    Technical Materials and Documentation.    TEKBILT will supply to Distributor for each Product one (1) manual containing all information pertaining to the operation and service of the Products, including, but not limited, to installation instructions, service manuals, product specifications, planned and corrective maintenance, instructions and any related information. After consultation with Distributor with respect to multiple Product orders by Distributor's End-user customers, TEKBILT shall not be obligated to ship such manual with each Product ordered by Distributor pursuant to this Agreement. Distributor is authorized to duplicate the aforesaid manual and related documentation as it deems necessary.

        13.2.    Enhancements and New Releases.    TEKBILT reserves the right to correct, improve, modify, and enhance the Products, in whole or in part, as TEKBILT deems necessary or desirable. If TEKBILT does so, it will make available to Distributor any parts, software and documentation necessary to implement changes in the Product previously delivered to Distributor. TEKBILT will use reasonable efforts to avoid material variations in form, fit or function in making changes to the Product where commercially practicable.

        13.3.    Training Materials.    TEKBILT will provide Distributor, at no cost, one copy of all appropriate TEKBILT training material aids and any other service related information it develops to assist Distributor to train its own personnel. Distributor is authorized to duplicate the aforesaid materials and related documentation as it deems necessary.

14.  RECORDS, REPORTS AND EXAMINATION

        14.1.    Records.    Distributor agrees to make and keep for a period of at least three (3) years after the term of the agreement complete and accurate records of the following:

          14.1.1.    Names of purchasers of all Products distributed;

          14.1.2.    Location, configuration, and software release level by unique serial number and date of sale of all Products distributed;

          14.1.3.    Maintenance and repair records of all Products distributed; and

          14.1.4.    Location and usage of all Products used by Distributor;

        14.2.    Notification of Infringement.    Distributor shall immediately inform TEKBILT by telephone, telex or facsimile, with written confirmation by mail, if it becomes aware of any facts indicating that any person is infringing any proprietary rights of TEKBILT and its suppliers or is engaging in unauthorized distribution of any Software product.

15.  PROPRIETARY RIGHTS

        15.1.    Ownership by TEKBILT.    Distributor will take all reasonable measures to protect TEKBILT's Proprietary Rights in the Software and Hardware. Distributor acknowledges and agrees that Distributor has no Proprietary Rights in the Hardware, Software or any other materials received from TEKBILT, and does not acquire any rights in these Proprietary Rights by virtue of this Agreement, except those contractual rights that are expressly granted herein. No rights to manufacture TEKBILT Products are granted by this Agreement. Distributor acknowledges that it has no proprietary rights or interest in the software, its structure, sequence, and organization. Distributor agrees not to translate, disassemble, or de-compile the Software in whole or in part. Distributor further agrees not to make copies or media translations of any of the documentation associated with the Software or Hardware except those approved specifically herein, those approved specifically in writing by TEKBILT prior to making any copies, and copies of manuals to be provided to End Users which manuals shall not be distributed to anyone or any entity by Distributor (other than to End Users as set forth herein) and which shall be returned to TEKBILT immediately upon TEKBILT's request.

        15.2.    Trademarks and Trade Names.    TEKBILT grants Distributor a limited right to use the TEKBILT trademarks in its distribution, advertising and promotion for the Hardware and Software. Distributor may use the TEKBILT trademarks only in connection with the sale of the Product provided by TEKBILT and authorized by TEKBILT to be sold or licensed by Distributor. Distributor agrees to use its Best Efforts to ensure that the nature and quality of the products or services it supplies in connection with the TEKBILT trademarks conform to TEKBILT's standards. Distributor agrees to cooperate with TEKBILT in facilitating TEKBILT's monitoring and control of the nature and quality of such products and services. Distributor will use TEKBILT trademarks in accordance with applicable trademark law and only in a format and style approved by TEKBILT. Distributor agrees to comply with TEKBILT's written policies regarding advertising and trademark usages established from time to time and to provide samples of such usage to TEKBILT upon request. Distributor will use such trademark notices as may be reasonably requested by TEKBILT to protect TEKBILT's trademark rights.

Distributor agrees not to attach additional trademarks, logos or trade designations to the Products. Distributor further agrees not to affix any TEKBILT trademarks to products other than the genuine TEKBILT Products.

        15.3.    Right to Negotiate.    Nothing in this section 15 is intended, or should be construed to preclude the parties from negotiating and agreeing to transfers of such Trademarks and/or Trade Names or other intellectual property of TEKBILT, either as an amendment to this Agreement or as a provision of any other Agreement between them.

        15.4.    Ownership by Distributor.    TEKBILT acknowledges and agrees that it has no Proprietary Rights in Distributor's Proprietary Rights or any other materials received from Distributor, and does not acquire any rights in these Proprietary Rights by virtue of this Agreement, except those contractual rights that are expressly granted herein.

        15.5.    Protection of Proprietary Rights.    Distributor will take all reasonable effort to protect any Proprietary Rights of TEKBILT and it's suppliers in the software and hardware of its products.

        15.6.    Distributor Label.    Nothing in this section 15 shall be construed as to prevent Distributor from attaching to any Product a label indicating that the Product was provided by Distributor. Such label may include Distributor's name, address, phone, email, fax or other contact information.

16.  INDEMNIFICATION

        16.1.    General Indemnity.    TEKBILT and Distributor shall indemnify each other, their respective agents, directors, officers, employees, and shareholders against all liabilities, damages, losses, expenses, and costs, including, without limitation, reasonable counsel fees, costs, and expenses incurred in the investigation, defense or settlement from suits, proceedings, demands, or judgments (collectively, the "Indemnifiable Damages") from claims made against them by other Persons. The Indemnifiable Damages may be recovered by one party (the "Claiming Party") from the other (the "Indemnifying Party") only if such damages were caused by the Indemnifying Party's (i) breach of this agreement or (ii) other wrongful action or inaction, whether criminal or civil in nature; Distributor shall, however, be solely responsible for any claims, warranties or representations made by Distributor or Distributor's employees or agents which differ from the warranties provided by TEKBILT for the Products. Subject to the right to defend against a claim, the Indemnifying Party shall satisfy its obligations to pay over to the Claiming Party the Indemnifiable Damages within thirty (30) days after receiving a Notice of Claim; for any period in excess of thirty (30) days interest shall accrue at the post judgment rate of interest applicable to matters judged in state courts.

        16.2.    Procedure.    The Claiming Party shall promptly notify the Indemnifying Party, in writing, of the claim for Indemnifiable Damages ("Notice of Claim"). The Notice of Claim shall provide the Indemnifying Party with reasonable notice as to the nature of the claim by including, its factual and contractual (if applicable) basis.

        16.3.    Right to Defend.    If the Claim set forth in the Notice of Claim relates to a claim or demand asserted by a third party against the Claiming Party, then the Indemnifying Party may employ counsel (reasonably acceptable to the Claiming Party) to defend the Claim, and the Claiming Party shall cooperate in defending against the Claim. The Indemnifying Party shall notify the Claiming Party, in writing, within thirty (30) days after the date of the Notice of Claim of its election to defend. As long as the Indemnifying Party is defending against the Claim, in good faith, the Claiming Party will not settle or compromise the Claim. The Claiming Party will make available to the Indemnifying Party, or its agents, all records or other materials in the Claiming Party's possession reasonably required for use in defending against the Claim. If the Indemnifying Party fails to defend, then the Claiming Party may employ legal counsel of its choice, the expense for which shall be borne by the Indemnifying Party.

17.  CONFIDENTIAL INFORMATION

        17.1.    Confidential Information.    Each party agrees that during and after the term of this Agreement, it will use the other party's Confidential Information only as authorized in this Agreement and will use diligent efforts, and at least the same degree of care that it uses to protect its own confidential information of like importance, to prevent unauthorized use, dissemination and disclosure of the other's Confidential Information during and for a period of three (3) years after the term of this Agreement. Each party represents that the degree of care that it uses is at least reasonable care. "Confidential Information" includes:

          17.1.1.    In the case of TEKBILT, any designs, drawings, manufacturing processes and procedures and trade secrets including any specifications, schematic, mechanical and engineering drawings, and engineering documentation for the Hardware or Software;

          17.1.2.    Any and all methods, algorithms, techniques and processes contained in or related to the Software;

          17.1.3.    Both parties' research and development, pricing and new product and marketing plans, unless and until publicly disclosed;

          17.1.4.    Non-public financial, marketing and administrative information concerning either party; and

          17.1.5.    Any other information designated by either party in writing as confidential or proprietary.

        17.2.    Exceptions.    Confidential Information will not include any information that (a) becomes known to the general public without fault or breach on the part of the receiving party; (b) the disclosing party customarily provides to others without restriction on disclosure; (c) the receiving party obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure; or (d) is already known to either party prior to its disclosure by the other party.

        17.3.    Publicity.    Neither party shall make public information concerning this Agreement nor the supplies or services provided under this Agreement without the prior written consent of the other party except as may be required by law or pursuant to a lawful request of a governmental agency. Such disclosure required by law or pursuant to lawful request upon one party shall be communicated, in a timely manner, to the other party.

18.  LIMITATION OF LIABILITY AND TIME TO SUE

        TEKBILT'S LIABILITY IN CONNECTION WITH THE HARDWARE, THE SOFTWARE OR THIS AGREEMENT WILL NOT EXCEED AMOUNTS PAID TO TEKBILT BY DISTRIBUTOR UNDER THIS AGREEMENT FOR THE RELEVANT ITEM OF HARDWARE OR SOFTWARE, PROVIDED THAT THIS LIMITATION OF THE AMOUNT OF LIABILITY SHALL NOT APPLY TO ANY MATERIAL, WILLFUL, NEGLIGENT, OR INTENTIONAL BREACH OF THIS AGREEMENT BY TEKBILT. THE FOREGOING LIMITATIONS OF LIABILITY IS INDEPENDENT OF THE EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY SET FORTH IN PARAGRAPH 11 ("ACCEPTANCE OF WARRANTY"). NO ACTION MAY BE BROUGHT OR ARBITRATION DEMANDED AT ANY TIME MORE THAN TWELVE (12) MONTHS AFTER THE CAUSE OF ACTION OR ARBITRATION AROSE.

19.  TERMINATION

        19.1.    Termination without Cause.

          19.1.1.    Without contradicting any other provision of this Agreement providing for termination by one or both parties, either party may terminate this Agreement upon 180 days' prior written notice to the other.

          19.1.2.    In the event of termination as provided in section 19.1.1 above, this Agreement shall become of no further force or effect and all parties hereto shall bear their own costs associated with this Agreement and all transactions contemplated hereby; provided, however, such termination shall not relieve any person or entity of liability for breach of or interference with this Agreement.

        19.2.    Termination With Cause.

          19.2.1.    Either party may terminate this Agreement on the thirtieth (30th) day after either party gives the other notice of a breach by the other of any term or condition of this Agreement unless the breach is cured before the thirtieth (30th) day. Notwithstanding the foregoing, TEKBILT may immediately terminate this Agreement after giving written notice if (i) Distributor is substantially unable to materially service and support the Products for the End Users or (ii) Distributor shall become insolvent or fail to pay its obligations as they arise or upon any proceeding being commenced by or against Distributor under any law providing relief to Distributor as debtor.

          19.2.2.    Notwithstanding any other provision in this Agreement to the contrary, Distributor may terminate this Agreement without further obligation or liability to TEKBILT if, in the judgment of Distributor's Compliance Committee, the relationship with TEKBILT or its principals could subject Distributor to disciplinary action or cause Distributor to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to Distributor's business or the business of any Distributor Affiliate.

        19.3.    Other Termination.    Unless extended as provided herein the Agreement shall be terminated at the end of the Term unless renewed pursuant to section 2.

        19.4.    The Effect of Termination.    After termination:

          19.4.1.    Distributor's appointment as an authorized TEKBILT Distributor of Products shall immediately terminate, except Distributor shall be entitled to exclusively sell Software to End-users for Products already sold to End-users by Distributor.

          19.4.2.    Subject to subsection 19.3.1, Distributor shall immediately cease using the TEKBILT trademarks and discontinue any representations that it is a TEKBILT Distributor.

          19.4.3.    Subject to subsection 19.3.1, TEKBILT shall be entitled to (i) reject all or part of any order received from Distributor after notice but prior to the effective date of termination and/or (ii) require Distributor's performance of any outstanding orders notwithstanding the fact that delivery date for such orders may extend beyond the effective date of termination. Notwithstanding any credit terms made available to Distributor prior to that time, any Products shipped during said period shall be paid for in full by certified or cashier's check prior to shipment.

          19.4.4.    Subject to (i) subsection 19.3.1, (ii) firm orders committed for sale by Distributor to other Persons prior to the effective date of termination, and (iii) contrary agreements by Distributor and TEKBILT, Distributor shall submit to TEKBILT within ten (10) days after the effective date of termination, a summary of the number of the respective Products in Distributor's inventory owned by Distributor as of the effective date of the termination. TEKBILT may, at its option, but subject to applicable gaming laws, purchase any or all of such Products from

  Distributor's inventory within sixty (60) days of the effective date of termination and the price shall be an amount equal to the price Distributor paid TEKBILT for such a Product and the terms of delivery shall be FOB Distributor's dock and terms for payment shall be US dollars wire transferred to a bank designated by Distributor prior to delivery for shipment. After receipt of the Products from Distributor, if Distributor's account was in arrears, TEKBILT will issue an appropriate credit to Distributor's account prior to making payment for the purchase of the Products.

          19.4.5.    The payment date of all monies due TEKBILT shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously.

          19.4.6.    If TEKBILT chooses to exercise its rights to repurchase Distributor's inventory (as set forth above in section 19.3.4), Distributor shall have sixty (60) days from the effective date of termination to distribute its inventory or TEKBILT may, at its option, but subject to applicable gaming laws, purchase any or all of Distributor's inventory remaining during or after the sixty (60) day period at prices to be agreed upon between the parties but in no event greater than the respective prices paid by Distributor for such Software or Hardware products.

          19.4.7.    Distributor will be entitled to have delivered Hardware and Software items ordered prior to receipt of notice of termination from TEKBILT on a letter of credit, C.O.D., or cash-in-advance basis, as selected by TEKBILT;

          19.4.8.    Payment and indemnification obligations arising prior to termination and the obligations of each party to keep the other's Confidential Information confidential, will remain in force;

          19.4.9.    End users properly sublicensed to use the Software prior to termination may continue to use the Software under the terms of their written sublicense agreements, but, subject to applicable gaming laws, all sublicense agreements will inure to TEKBILT's benefit insofar as protection of the Software is concerned, and Distributor will execute documents and provide assistance as reasonably requested by TEKBILT to enable TEKBILT to enforce such sublicense agreements; and

        19.5.    Liability and Other Remedies.    Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination will not affect any other right or remedy of either party.

20.  ARBITRATION.

        Except as provided in Section 22.7 ("Equitable Relief") with respect to equitable relief, and unless otherwise settled by mutual agreement between the parties hereto, any controversy or claim arising out of or related to this Agreement, or the breach hereof, will be settled by arbitration before a panel of three arbitrators in a mutually acceptable location, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All proceedings shall be held and a transcribed record prepared in English. The award rendered by the arbitrator shall be final, binding and conclusive upon the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will have knowledge of and experience in dealing with the computer, distribution, and gaming industries. The arbitration hearing will commence within ninety (90) days after appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed and an award will be rendered in writing within ninety (90) days after commencement of the hearing. The arbitrator may include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants and other professionals connected with the arbitration.

21.  GENERAL PROVISIONS

        21.1.    Assignment.    Either party may assign this Agreement or delegate its duties under this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets except that Distributor may not assign this Agreement or delegate its duties hereunder to such surviving entity or purchaser which is itself a competitor or an Affiliate of a competitor of TEKBILT without TEKBILT's prior written consent. In addition, TEKBILT may, with written consent of Distributor (which will not be unreasonably withheld) assign this Agreement to any person to whom it transfers all or substantially all of its Proprietary Rights in the Products. Otherwise, neither party may assign any rights or delegate any under this Agreement (other than the right to receive payments) without the other party's prior written consent, and any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

        21.2.    Choice of Law.    This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without regard to that body of law controlling conflicts of law.

        21.3.    Amendment.    This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

        21.4.    Waiver.    No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

        21.5.    Contingencies.    Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party's failure or delay in performance due to circumstances beyond its reasonable control, including but not limited to labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the non-performing party.

        21.6.    Severability.    If any part of this Agreement is found invalid or unenforceable under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and the remainder of this Agreement will remain in full force.

        21.7.    Equitable Relief.    Notwithstanding Section 21 ("Arbitration"), it is understood and agreed that breach of the provisions of this Agreement will cause the non-breaching party irreparable damage for which recovery of money damages would be inadequate, and that the non-breaching party shall therefore be entitled to obtain timely injunctive relief to protect it's rights under this Agreement in addition to any and all remedies available at law.

        21.8.    Force Majeure.    Non-performance by either party (other than the payment of money) under this Agreement shall be excused to the extent that performance is rendered impossible by fire, flood, earthquake, acts of God or the public enemy or acts of the government, where a party's failure to perform is beyond the control and without the negligence of the non-performing party.

        21.9.    Notices.    All notices, reports, requests, approvals and other communications required or permitted under this Agreement must be in writing. They will be deemed given when (a) delivered personally, (b) sent by confirmed telex, (c) sent by commercial overnight courier with written verification of receipt, or (d) sent by registered or certified mail, return receipt requested, postage prepaid. All communications must be sent to the receiving party's initial address for notice on the signature page or to such other address that the receiving party may have provided for purpose of notice by notice as provided in this subsection.

        21.10.    Fees.    In any arbitration or action to enforce this Agreement, the prevailing party will have the right to recover its costs and reasonable fees of attorneys, accountants and other professionals, including costs and fees on appeal.

        21.11.    Relationship of Parties.    The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf. Distributor shall not have, and shall not represent that it has, any power, right or authority to bind TEKBILT, or to assume or create any obligation or responsibility, express or implied, on behalf of TEKBILT or in TEKBILT's name, except as herein expressly permitted. TEKBILT shall not have, and shall not represent that it has, any power, right or authority to bind Distributor, or to assume or create any obligation or responsibility, express or implied, on behalf of Distributor or in Distributor's name, except as herein expressly permitted.

        21.12.    Entire Agreement.    This Agreement, including all Exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

        In Witness Whereof, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth below.

        Effective Date of this Agreement: January 1, 2002.

TEKBILT, INC. ("TEKBILT")	Initial Address for Notice:

By:	TEKBILT Inc.
Name:	3983 Mann Road
Huntington Valley, PA 19006
Title:	Attention: Chief Executive Officer
Witness:	Facsimile: 215-322-3238

PDS GAMING CORPORATION	Initial Address for Notice:
("Distributor")

By:	PDS GAMING CORPORATION
Name:	6171 McLeod Drive
Las Vegas, NV 89120-4048
Title:	Attention: General Counsel
Witness:	Facsimile: 702.740.8692

"CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

EXHIBIT A

PRODUCTS and PRICING SCHEDULE
(as of January 1, 2002)

  E Z TOUCH VIDEO GAMING MACHINES

MODEL/OPTION	DISTRIBUTOR PRICE	MANUFACTURERS SUGGESTED RETAIL PRICE
FLAT TOP CASINO	***	***
ROUND TOP CASINO	***	***
SIT DOWN	***	***
SIT DOWN R/TOP	***	***
ECONOCAB TS	***	***
PLAYER TRACKING HOUSING W/BLANKING PLATE	***	***
ITHACA PRINTER FOR EZ PAY	***	***
SEIKO PRINTER FOR EZ PAY	***	***
REMOVE HOPPER	***	***

EXHIBIT B

TERRITORY

        Manufacturer hereby grants to Distributor the following territory on an exclusive basis subject to performance requirements listed below.

The Continent of NORTH AMERICA as depicted below:

[MAP OF NORTH AMERICA]

including all cruise ships departing therefrom, all of which is defined as the "Territory" in the Agreement to which this Exhibit is attached (the "Territory"). Upon written permission Distributor may pursue other opportunities outside of the Territory on a non-exclusive basis.

PERFORMANCE REQUIREMENTS

        In order for Distributor to retain exclusivity for the Territory under this agreement Distributor must purchase a minimum of three hundred (300) units of any Product mix of machines shown on the most current EXHIBIT A to this Agreement, per calendar quarter, commencing in the quarter starting ninety (90) days after the Effective Date of this Agreement. Any purchases during a previous calendar quarter in excess of the minimum requirement shall carry forward to the next succeeding quarter.

        If the minimum cumulative purchase of Product(s) as stated above is not attained in any calendar quarter, then TEKBILT at its sole option may allow this Agreement to become non-exclusive upon sixty (60) days written notice however, should Distributor place an order within this notification time frame, which is adequate to cover any shortage of the minimum cumulative requirements, the exclusivity of the distributorship shall remain effective.

QuickLinks

Exhibit 10.31
DISTRIBUTOR AGREEMENT BY AND BETWEEN TEKBILT, INC. AND PDS GAMING CORPORATION
EXHIBIT A PRODUCTS and PRICING SCHEDULE (as of January 1, 2002)
EXHIBIT B TERRITORY
PERFORMANCE REQUIREMENTS